EXHIBIT 99.1

FOR IMMEDIATE RELEASE                      Contact: Erin Gaffney 212-840-4771
                                           Web Site: www.hartmarx.com


         HARTMARX REPORTS SIGNIFICANTLY IMPROVED THIRD QUARTER EARNINGS
                           ON MODEST REVENUE INCREASE

CHICAGO, September 23, 2003 - - Hartmarx Corporation (NYSE: HMX) today reported operating results for its third quarter and nine months ended August 31, 2003. Net earnings were $3.5 million or $.10 per basic and diluted share in the current period compared to a net loss of $.1 million last year. Third quarter revenues increased to $151.6 million in 2003 compared to $149.3 million in 2002. For the nine months, net earnings improved to $5.6 million or $.16 per share compared to a loss of $2.1 million or $.06 per share in 2002. Revenues were $410.4 million compared to $419.2 million in 2002.

         Homi B. Patel, president and chief executive officer of Hartmarx, commented, "While suit sales have recently improved somewhat at retail, aggressive inventory management by our customers contributed to lower in-stock business. Nonetheless, we are pleased with our significant earnings improvement and the slight third quarter revenue increase. For the trailing twelve months ended August 31, 2003, net earnings were $8.6 million compared to a net loss of $5.7 million for the trailing year ended August 31, 2002.

         The lower year-to-date in-stock tailored clothing business has also contributed to temporary higher inventory levels at August 31, and in-stock activity for the Fall 2003 season will be a factor in the fourth quarter revenues and earnings. We expect to report a profitable fourth quarter and continue to be comfortable with our publicly stated earnings objective of meeting original First Call projections of $.23 per share, significantly above last year's $.02 per share. Longer term, we are fully focused on putting into place several new initiatives for growth both in sales and earnings," Mr. Patel concluded.

         Third quarter earnings before interest and taxes ("EBIT") were $7.9 million in 2003 compared to $6.6 million in 2002. For the nine months, EBIT improved to $15.9 million from $11.8 million in 2002; last year's year-to-date results included $4.5 million of litigation settlement proceeds, partially offset by $.9 million of restructuring charges. The EBIT increase reflected a higher gross margin rate of 29.5% for the nine months compared to 27.6% in 2002. Selling, general and administrative expenses decreased $2.3 million from the previous nine month period on the lower sales.

                                    -- more -

         Interest expense for the nine months declined significantly to $5.5 million from $12.4 million in 2002, principally attributable to a lower effective interest rate resulting from the August 2002 refinancing and subsequent repayments of high-cost debt. Year-to-date results for 2003 also included the $.8 million first quarter pre-tax refinancing charge associated with the January 2003 early retirement of the then outstanding 12.5% senior unsecured notes, representing the non-cash write-off of unamortized debt discount and financing fees; last year's results for the third quarter included $2.8 million of charges and write-offs associated with the August 2002 refinancing of the Company's senior credit facility. At August 31, 2003, the stated interest rate on all borrowings on a weighted average basis is approximately 4.5% compared to 6.9% at the year earlier date. Total debt is $156.1 million compared to $145.2 million at the year earlier period. The higher inventory levels were attributable to the lower in-stock sales as previously discussed, as well as to earlier inventory receipts and reduced LIFO inventory reserves.

         Hartmarx produces and markets business, casual and golf apparel under its own brands including Hart Schaffner & Marx, Hickey-Freeman, Palm Beach, Coppley, Cambridge, Keithmoor, Racquet Club, Naturalife, Pusser's of the West Indies, Royal, Brannoch, Riserva, Sansabelt, Barrie Pace and Hawksley & Wight. In addition, the Company has certain exclusive rights under licensing agreements to market selected products under a number of premier brands such as Austin Reed, Tommy Hilfiger, Kenneth Cole, Burberry men's tailored clothing, Ted Baker, Bobby Jones, Jack Nicklaus, Claiborne, Evan-Picone, Pierre Cardin, Perry Ellis, Andrea Jovine, KM by Krizia, and Daniel Hechter. The Company's broad range of distribution channels includes fine specialty and leading department stores, value-oriented retailers and direct mail catalogs.

         The comments set forth above contain forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements can be identified by the use of forward-looking terminology such as "anticipate," "believe," "continue," "estimate," "expect," "intend," "may," "should" or "will" or the negatives thereof or other comparable terminology. Forward-looking statements are not guarantees as actual results could differ materially from those expressed or implied in such forward-looking statements as a result of certain factors, including those factors set forth in Hartmarx's filings with the Securities and Exchange Commission ("SEC"). The statements could be significantly impacted by such factors as the level of consumer spending for men's and women's apparel, the prevailing retail environment, the Company's relationships with its suppliers, customers, licensors and licensees, actions of competitors that may impact the Company's business and the impact of unforeseen economic changes, such as interest rates, or in other external economic and political factors over which the Company has no control. The reader is also directed to the Company's periodic filings with the SEC for additional factors that may impact the Company's results of operations and financial condition. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.




                         -- Financial Summary Follows -



                              HARTMARX CORPORATION
                       --- UNAUDITED FINANCIAL SUMMARY --
                    (000's omitted, except per share amounts)

Statement of Earnings               Three Months Ended August 31,     Nine Months Ended August 31,
                                         2003             2002         2003              2002
                                    -----------------------------     ----------------------------
                                                     Restated                          Restated

Net sales                              $ 151,559    $ 149,291            $ 410,373    $ 419,207
Licensing and other income                   560          494                1,532        1,752
                                       ---------    ---------            ---------    ---------
                                         152,119      149,785              411,905      420,959
                                       ---------    ---------            ---------    ---------

Cost of goods sold                       108,505      106,988              289,218      303,702

Selling, general & administrative         35,736       36,246              106,822      109,114
    expenses
Restructuring charge                        --           --                   --            870
Settlement proceeds re:
   termination of systems project           --           --                   --         (4,500)
                                       ---------    ---------            ---------    ---------


                                         144,241      143,234              396,040      409,186
                                       ---------    ---------            ---------    ---------
Earnings before interest and taxes         7,878        6,551               15,865       11,773
Interest expense                           1,773        3,862                5,540       12,428
Refinancing expense                         --          2,801                  795        2,801
                                       ---------    ---------            ---------    ---------
Earnings (loss) before taxes               6,105         (112)               9,530       (3,456)
Tax (provision) benefit                   (2,565)          41               (3,915)       1,363
                                       ---------    ---------            ---------    ---------
Net earnings (loss)                    $   3,540    $     (71)           $   5,615    $  (2,093)
                                       =========    =========            =========    =========
Earnings (loss) per share
(basic and diluted)                    $     .10    $    --              $     .16     $   (.06)


Average shares: Basic                     34,143       34,113               33,990       33,354
                Diluted                   34,639       34,113               34,326       33,354


                                                   * * *


                                                                August 31,
                                                         -----------------------
Condensed Balance Sheet                                   2003              2002
                                                         ----------   ----------
                                                                        Restated

Cash                                                     $  6,027       $  4,626
Accounts receivable, net                                  146,652        154,495
Inventories                                               137,577        105,283
Other current assets                                       18,212         25,504
                                                         --------       --------
                  Current Assets                          308,468        289,908
Other assets, including goodwill                           29,490         31,433
Deferred taxes                                             58,551         49,796
Prepaid  and intangible pension asset                      58,708         52,360
Net fixed assets                                           29,446         33,243
                                                         --------       --------
                  Total                                  $484,663       $456,740
                                                         ========       ========

Accounts payable and accrued expenses                    $ 72,767       $ 77,959
Total debt                                                156,083        145,242
Minimum pension liability                                  69,473         44,258
Shareholders' equity                                      186,340        189,281
                                                         --------       --------
                  Total                                  $484,663       $456,740
                                                         ========       ========

Book value per share                                     $   5.34       $   5.54
                                                         ========       ========

Financial information for 2002 presented in this release reflects the restatement resulting from the previously reported review of the accounting records at the Company's International Women's Apparel operating unit and the retroactive restatement of retained earnings relating to the reversal of reserves and valuation allowances established prior to 1999. In accordance with SFAS No. 145, financial results for 2002 also reflect the reclassification of the extraordinary item related to the August 2002 refinancing of the Company's Senior Credit Facility to a separate line, "Refinancing Expense", on the Statement of Earnings.

This information is preliminary and may be changed prior to filing Form 10-Q. No investment decisions should be based solely on this data.